Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2015 THIRD QUARTER RESULTS

THE WOODLANDS, TX – November 9, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Results Compared to Third Quarter 2014:

•	Revenues were $176.0 million compared to $189.3 million;
•	Gross margin improved to 8.2% of revenues from 4.4%;
•	Operating income was $2.4 million compared with an operating loss of $1.6 million in the prior year period;
•	Net income attributable to Sterling common stockholders was $0.3 million ($0.01 per diluted share), compared with a net loss of $3.9 million ($0.21 per diluted share);
•	This quarter’s results were adversely affected by employee severance and consulting costs of $1.6 million. Excluding these costs, operating income would have been $4.0 million, and net income attributable to Sterling common stockholders would have been $1.9 million ($0.09 per diluted share).

Third Quarter 2015 Backlog Highlights:

Total backlog at September 30, 2015 of $718 million was down about 3% from June 30, 2015, but excludes $112 million of projects where the Company was the apparent low bidder but had not yet been awarded the contract (the comparable amount of such projects for the June 30, 2015 backlog was $57 million); and the estimated gross margin in projects awarded in 2015 has improved to more than 8%.

Business Overview:

The 7% revenue decrease in the third quarter compared with last year was primarily the result of the substantial completion of several large projects in Texas which were completed in the first half of 2015, slightly offset by increased revenues from projects under construction in Utah.

Despite the lower revenues, gross profit for the third quarter of 2015 improved by more than $6 million, reflecting gross margins of 8.2%, compared with 4.4% in the 2014 third quarter. This improvement was the result of improved contract execution.

General and administrative expenses of $11.1 million in the third quarter of 2015 reflected an increase from the third quarter of 2014. As noted above, there were employee severance and consulting costs this quarter of $1.6 million, consisting of a $0.5 million non-cash charge for restricted shares vesting on employee severance, and $1.1 million in consulting services for a major construction equipment study and strengthening the Company’s financial reporting processes. The equipment study is expected to enable the Company to realize more than $5 million from the sale of under-utilized equipment and to significantly reduce future equipment operating costs.

Capital expenditures for the third quarter and year-to-date 2015 were $3.8 million and $7.1 million, respectively, compared with $4.6 million and $11.2 million, for the respective periods in 2014. The lower level of expenditures in the current quarter and year-to-date period reflects management’s efforts to control expenditures and optimize utilization of the existing fleet of equipment.

Financial Position at September 30, 2015:

•	Working capital totaled $41.6 million, including $11.5 million of cash and cash equivalents, and there was $2.2 million of availability under the credit facility; and
•	Tangible net worth was $67.6 million.

CEO Remarks:

Paul J. Varello, Sterling’s CEO, commented, “Our third quarter profitability reflects the progress we’ve been making, and continue to make with our operational improvement initiatives in the areas of estimating, project management and contract administration. Although reported backlog was down slightly from the end of the second quarter, adding projects awarded but not yet signed reflects a significant sequential improvement in our project pipeline. All of our business units continue to win new jobs at improving margins.”

Mr. Varello continued, “As previously reported, during the third quarter we collected $7.1 million from the sale of a long-term receivable related to a project we completed in Idaho, and $2.7 million from the sale of two vacant parcels of property. The $9.8 million realized enabled us to reduce our debt and support our working capital needs. As noted above, we have also been engaged in a detailed evaluation of our equipment fleet, and believe we have further opportunities to monetize non-core assets which will allow us to further pay down our debt.”

Mr. Varello concluded, “We expect cumulative gross margins in backlog to continue to increase through the end of this year to more than 7%, and anticipate further improvement in 2016. Our target for general and administrative expenses in 2016 is between 5.0% and 5.5% of revenues as we maintain tight control on costs. In conclusion, our efforts are starting to show meaningful results and we are increasingly confident that Sterling is well positioned to generate improved profitability and shareholder value going into 2016.”

Conference Call

Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, Monday, November 9, 2015. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states in which there are profitable construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$176,000	$189,275	$471,107	$518,618
Cost of revenues	(161,542)	(180,919)	(454,374)	(489,894)
Gross profit	14,458	8,356	16,733	28,724
General and administrative expenses	(11,119)	(9,326)	(32,320)	(27,316)
Other operating (expense) income, net	(958)	(603)	1,128	(4)
Operating income (loss)	2,381	(1,573)	(14,459)	1,404
Interest income	32	113	464	644
Interest expense	(1,087)	(211)	(2,103)	(766)
Loss on extinguishment of debt	-	-	(240)	-
Income (loss) before income taxes and earnings attributable to non-controlling interests	1,326	(1,671)	(16,338)	1,282
Income tax benefit (expense)	39	(546)	8	(573)
Net income (loss)	1,365	(2,217)	(16,330)	709
Non-controlling owners’ interests in earnings of subsidiaries	(1,109)	(1,718)	(2,948)	(3,238)
Net income (loss) attributable to Sterling common stockholders	$256	$(3,935)	$(19,278)	$(2,529)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.01	$(0.21)	$(1.00)	$(0.14)
Diluted	$0.01	$(0.21)	$(1.00)	$(0.14)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	19,627,674	18,809,401	19,269,123	17,814,332
Diluted	19,627,674	18,809,401	19,269,123	17,814,332

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,488	$22,843
Contracts receivable, including retainage	99,666	78,896
Costs and estimated earnings in excess of billings on uncompleted contracts	23,287	33,403
Inventories	2,580	7,401
Receivables from and equity in construction joint ventures	11,089	9,153
Other current assets	9,044	5,278
Total current assets	157,154	156,974
Property and equipment, net	74,550	87,098
Goodwill	54,820	54,820
Other assets, net	4,150	7,559
Total assets	$290,674	$306,451
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59,502	$66,792
Billings in excess of costs and estimated earnings on uncompleted contracts	33,049	25,649
Current maturities of long-term debt	5,171	965
Income taxes payable	48	1,868
Accrued compensation	12,600	5,169
Other current liabilities	5,222	4,207
Total current liabilities	115,592	104,650
Long-term liabilities:
Long-term debt, net of current maturities	30,509	37,021
Member’s interest subject to mandatory redemption and undistributed earnings	21,778	22,879
Other long-term liabilities	328	753
Total long-term liabilities	52,615	60,653
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	-	-
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 19,627,487 and 18,802,679 shares issued	196	188
Additional paid in capital	206,639	205,697
Retained deficit	(91,376)	(72,098)
Accumulated other comprehensive loss	-	(101)
Total Sterling common stockholders’ equity	115,459	133,686
Noncontrolling interests	7,008	7,462
Total equity	122,467	141,148
Total liabilities and equity	$290,674	$306,451

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

Non-GAAP Reconciliation

(Amounts in thousands)

(Unaudited)

This news release includes the measure “Adjusted Net Income (Loss) Attributable to Sterling Common Stockholders,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP measure is calculated using GAAP amounts derived from our condensed consolidated financial statements. Adjusted net income (loss) attributable to Sterling common stockholders has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted income (loss) may not be comparable to a similarly titled measure of other companies.

Adjusted Net Income (Loss) Attributable to Sterling Common Stockholders Reconciliation

Adjusted net income (loss) attributable to Sterling common stockholders is defined as net income (loss) attributable to Sterling common stockholders, plus non-recurring employee severance and consulting service fees. We believe that certain investors consider adjusted net income (loss) attributable to Sterling common stockholders a useful means of evaluating our financial performance. The following table provides a reconciliation of net income (loss) attributable to Sterling common stockholders to adjusted net income (loss) attributable to Sterling common stockholders for the period indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to Sterling common stockholders	$256	$(3,935)	$(19,278)	$(2,529)
Non-recurring employee severance and consulting services	1,599	34	4,080	452
Adjusted net income (loss) attributable to Sterling common stockholders	$1,855	$(3,901)	$(15,198)	$(2,077)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	19,627,674	18,809,401	19,269,123	17,814,332
Diluted	19,627,674	18,809,401	19,269,123	17,814,332

Adjusted net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.09	$(0.21)	$(0.79)	$(0.12)
Diluted	$0.09	$(0.21)	$(0.79)	$(0.12)